                                                                 Exhibit 10.1(b)


                   AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

                                       of

                          DOCTORS HEALTH SYSTEMS, INC.



                          dated as of September 4, 1996

                                TABLE OF CONTENTS


                                                                                                      Page
1. Recitals; Definitions......................................................Error! Bookmark not defined.
   (a) Recitals..........................................................................................2
   (b) Certain Definitions...............................................................................2
   (c) Other Defined Terms...............................................................................3
2. Stock, Warrants and Options Covered; Additional Parties...............................................3
3. Purchase and Sale.....................................................................................3
4. Death, Disability and Termination of Employment of a Management Stockholder; Involuntary Transfers....4
   (a) General...........................................................................................4
   (b) Further Assurances................................................................................5
   (c) Disability........................................................................................5
   (d) Involuntary Transfers; Payment....................................................................5
   (e) Payment Upon Termination of Employment of Management Stockholder Other than Rifkin or Kimmel......6
   (f) Termination of Employment, Death, Disability of Rifkin and Kimmel.................................7
      (i)   Termination of Employment Without Good Cause.................................................7
      (ii)  Death; Disability............................................................................7
      (iii) Termination of Employment Under Other Circumstances..........................................8
   (g) Price Adjustments Following A Change in Control of DHS............................................8
5. Voluntary Transfers of Stock..........................................................................9
   (a) Stock Restricted..................................................................................9
   (b) Delegation Rights.................................................................................9
   (c) Voluntary Transfers by Management Stockholders....................................................9
      (i)   Option of Other Management Stockholders......................................................9
      (ii)  Option of the Holders of Class B Common Stock...............................................10
      (iii) Option of the Holders of Convertible Preferred Stock........................................11
      (iv)  Option of DHS...............................................................................11
      (v)   Transfers to Third Parties..................................................................12
   (d) Voluntary Transfers by the Holders of Class B Common Stock.......................................12
      (i)   Option of Other Stockholders................................................................12
      (ii)  Option of DHS...............................................................................13
      (iii) Transfers to Third Parties..................................................................14
   (e) Voluntary Transfers by the Holders of Convertible Preferred Stock................................14
      (i)   Option of DHS...............................................................................14
      (ii)  Option of the Holders of Convertible Preferred Stock........................................15

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
      (iii) Transfers to Third Parties..................................................................15
6. Purchase Price of Stock for Purposes of Involuntary Transfers and Sections 4(e)(ii) and 4(f)(ii).....16
   (a) Agreement of the Parties.........................................................................16
   (b) Appraisal........................................................................................17
7. Payment of Purchase Price............................................................................17
   (a) Cash Portion.....................................................................................18
   (b) Promissory Note..................................................................................18
   (c) Debt Due From Stockholder........................................................................18
   (d) Involuntary Transfers............................................................................19
   (e) Closing..........................................................................................19
8. Life Insurance.......................................................................................19
   (a) Purchase and Ownership of Policies...............................................................19
9. Voting by Stockholders...............................................................................20
   (a) Sale of Stockholder's Stock......................................................................20
   (b) Class A Directors................................................................................21
   (c) Issuance of Additional Shares of Stock...........................................................21
10. Specific Performance................................................................................22
11. Guarantee of Certain Management Stockholders........................................................22
12. Severability........................................................................................23
13. Endorsement of Certificate..........................................................................23
14. Term................................................................................................23
15. Notices.............................................................................................24
16. Amendment...........................................................................................24
17. Miscellaneous.......................................................................................24
18. Interpretation......................................................................................24
19. Wills...............................................................................................25
20. Cancellation of Prior Agreement.....................................................................25

                                      -ii-

                   AMENDED AND RESTATED STOCKHOLDERS AGREEMENT


                  THIS RESTATED STOCKHOLDERS AGREEMENT is executed as of this 4th day of September 1996, by and among DOCTORS HEALTH SYSTEM, INC., a Maryland corporation ("DHS"), STEWART GOLD ("GOLD"), SCOTT RIFKIN ("RIFKIN"), ALAN KIMMEL ("KIMMEL") (Gold, Rifkin and Kimmel being collectively, the "MANAGEMENT STOCKHOLDERS" or individually, a "MANAGEMENT STOCKHOLDER"), MEDICAL HOLDINGS LIMITED PARTNERSHIP, a Maryland limited partnership (the "LP"), ST. JOSEPH MEDICAL CENTER, INC., a Maryland non-profit, non-stock corporation (the "SERIES A INVESTOR"), MED-LANTIC MANAGEMENT SERVICES, INC., a Maryland corporation (the "SERIES B INVESTOR"), and GENESIS HEALTH VENTURES, INC., a Pennsylvania corporation (the "SERIES C INVESTOR") (the Management Stockholders, the LP, the Series A Investor, the Series B Investor and the Series C Investor each being a "STOCKHOLDER" and collectively being the "STOCKHOLDERS"). As used in this Agreement, the terms "Stockholder" and "Stockholders" shall include any successors, assigns, transferees (whether by sale, gift, or other disposition), heirs, and personal representatives of a Stockholder, whether permitted by the terms hereof or otherwise.

                  WHEREAS, DHS has authorized capital stock consisting of Twenty Million, Seven Hundred Thousand (20,700,000) shares of Class A Common Stock, with a par value of one cent ($0.01) per share, of which Eight Hundred Thousand (800,000) shares are issued and owned by the Management Stockholders in the proportions set forth on Exhibit 1 attached hereto and made a part hereof (the "CLASS A COMMON STOCK"); Ten Million (10,000,000) shares of Class B Common Stock, with a par value of one cent ($0.01) per share, of which Two Million Two Hundred Thousand (2,200,000) shares are issued and owned by the LP (the "CLASS B COMMON STOCK"); Twenty-Nine Million, Fifty Thousand (29,050,000) shares of Class C Common Stock, with a par value of one cent ($0.01) per share, of which no shares are issued or outstanding (the "CLASS C COMMON STOCK"); One Million (1,000,000) shares of Series A Convertible Preferred Stock with a par value of Five Dollars ($5.00) per share, One Million (1,000,000) of which are owned by the Series A Investor (the "SERIES A PREFERRED STOCK"); Three Hundred Fifty-Five Thousand Five Hundred Fifty-Six (355,556) shares of Series B Convertible Preferred Stock with a par value of Eleven Dollars and Twenty-Five Cents ($11.25) per share, Three Hundred Fifty-Five Thousand Five Hundred Fifty-Six (355,556) of which are owned by the Series B Investor (the "SERIES B PREFERRED STOCK"), One Million Seventy-One Thousand Four Hundred Twenty-Eight (1,071,428) shares of Series C Convertible Preferred Stock with a par value of Seventeen Dollars and Fifty Cents ($17.50) per share, One Million Seventy-One Thousand Four Hundred Twenty-Eight (1,071,428) of which will be owned by the Series C Investor (the "SERIES C PREFERRED STOCK") (the Series A Preferred Stock, the Series B

Preferred Stock and the Series C Preferred Stock are hereinafter collectively referred to as the "CONVERTIBLE PREFERRED STOCK"); and One Million (1,000,000) shares of preferred stock, with a par value of One Cent ($0.01) per share, of which no shares are issued and outstanding (the Class A Common Stock, the Class B Common Stock, the Class C Common Stock, the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the preferred stock each being a "CLASS" and collectively being the "STOCK"); and

                  WHEREAS, the Stockholders own all of the issued and outstanding shares of DHS and, with DHS, desire to assure continuity and to perpetuate harmony in DHS's management, policies and operations; and

                  WHEREAS, each Stockholder desires to facilitate the prompt liquidation of the Management Stockholders' Stock in the event of the death of a Management Stockholder, or, if necessary, during such Management Stockholder's lifetime; and

                  WHEREAS, the Stockholders desire to maintain ownership and control of DHS among themselves for the purposes of insuring continuity of management among themselves; and

                  WHEREAS, the Stockholders and DHS deem it in their best interests to impose certain restrictions and obligations on themselves in order to effectuate the foregoing purposes; and

                  WHEREAS, certain of the Stockholders and DHS entered into a Stockholders Agreement dated December 1, 1995, and in connection with the issuance to the Series C Investor of the Series C Preferred Stock, the Stockholders and DHS wish to enter into this Restated Stockholders Agreement.

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, and other good and valuable consideration the receipt and sufficiency of which are acknowledged, the parties, intending to be legally bound, covenant and agree as follows:

                  1.       RECITALS; DEFINITIONS.

                  (a) RECITALS. The foregoing recitals are made a part of this Agreement.

                  (b)      CERTAIN DEFINITIONS.

                  "CHANGE IN CONTROL" shall mean the earlier to occur of the following: (i) a liquidating distribution to DHS' stockholders (or similar event); (ii) a contribution, consolidation or merger where DHS is not the survivor; (iii) any sale, exchange or other disposition of all, or substantially all, of DHS' assets; or (iv) any public offering of DHS' securities at a company value of at least $25,000,000 with proceeds to DHS of at least $15,000,000.

                  "DHS AMENDED AND RESTATED ARTICLES" shall mean the Articles of Amendment and Restatement of DHS filed with the Maryland State Department of Assessments and Taxation and effective on September 4, 1996

                  (c) OTHER DEFINED TERMS. When used in this Agreement with its initial letter capitalized, a word that is not defined in this Section 1 shall have the meaning set forth elsewhere in this Agreement. When a word used in this Agreement with its initial letter capitalized is not defined in this Agreement, such word shall have the meaning set forth in the Definition Appendix attached to this Agreement as Appendix A.

                  2. STOCK, WARRANTS AND OPTIONS COVERED; ADDITIONAL PARTIES. Except as otherwise provided herein, all of the provisions of this Agreement shall apply to, and the term "Stock" shall include, the Stock and all other shares of capital stock and rights, including warrants and options, to acquire shares of capital stock and all other equity securities now owned or which may be issued hereafter to the Stockholders in consequence of any additional issuance, purchase, exchange or reclassification of shares, corporate reorganization, or any other form of recapitalization, consolidation, merger, share split, share dividend, or which are acquired by Stockholders in any other manner. For purposes of this Agreement, the term "Stock" shall include (i) beneficial interests held by any beneficiary in any trust permitted to be a transferee hereunder, (ii) that certain Stock Warrant No. 1 executed and delivered on November 28, 1995 by DHS to the Series B Investor granting to the Series B Investor the right to acquire Eighty Eight Thousand Eight Hundred Eighty Nine (88,889) shares of the Class A Common Stock of the Company (the "WARRANT"), and (iii) the option of the Series C Investor to purchase Five Hundred Thousand (500,000) shares of Series C Preferred Stock from DHS pursuant to the Option Agreement dated as of September 4, 1996 between DHS and the Series C Investor (the "OPTION"). The parties hereto acknowledge and agree that upon conversion of shares of Convertible Preferred Stock into shares of Class C Common Stock all references to "Stock" and all references to "Convertible Preferred Stock" herein shall include all such shares of Class C Common Stock, and all references to "holders of Convertible Preferred Stock" shall include "holders of Class C Common Stock." DHS acknowledges and agrees that it will not issue any additional shares of its capital stock (or options) to any person or entity which is not a party to this Agreement without requiring, as a condition precedent to such issuance, that such person or entity execute a counterpart to this Agreement (provided that non-executive employees of DHS to whom shares of capital stock are issued pursuant to any employment agreement or any stock option, stock purchase or similar plan of DHS shall not be required to execute this Agreement so long as DHS, as a condition of such issuance, retains rights to repurchase such shares of capital stock under substantive terms and conditions consistent with those granted to DHS herein), and any member of DHS' executive management team who is granted shares (or options) shall be deemed a "Management Stockholder" for purposes hereof.

                  3. PURCHASE AND SALE. DHS agrees to purchase and redeem, and each Stockholder agrees to sell and transfer, the Stock in the manner and upon the terms provided in this Agreement. No purchase, sale, gift, endorsement, assignment, transfer, pledge, encumbrance or other disposition, whether voluntary, involuntary or by operation of law, including, without limitation, any transfer pursuant to a divorce decree, of any shares of Stock of any Stockholder shall be valid and binding except as provided in, and in accordance with, the terms and conditions of this Agreement. Any purported transfer by any Stockholder of the Stock or issuance of capital stock by the Company other than in accordance with this Agreement shall be null and void, and DHS shall refuse to recognize any such transfer and shall not reflect on its records any change in record ownership of the Stock pursuant to any such transfer. Any transferee of the Stock becoming the owner of the Stock in compliance with this Agreement shall thereafter be deemed a Stockholder. The personal representative of a deceased Stockholder shall automatically be subject to the terms and conditions of this Agreement. Notwithstanding the foregoing, the holders of Convertible Preferred Stock are entitled, pursuant to the terms of the DHS Amended and Restated Articles, to exercise rights to convert shares of Convertible Preferred Stock into shares of Class C Common Stock, and to require DHS to purchase shares of Convertible Preferred Stock under certain circumstances, and no such conversion or redemption shall give any person any rights under this Agreement.

                  4. DEATH, DISABILITY AND TERMINATION OF EMPLOYMENT OF A MANAGEMENT STOCKHOLDER; INVOLUNTARY TRANSFERS

                  (a)      GENERAL.

                           (i) Upon the occurrence of the termination of employment of any Management Stockholder (except with respect to each of Rifkin and Kimmel, the termination of whose employment is governed by Section 4(f) hereof) with DHS for any reason, other than an "Involuntary Transfer" (as defined below) including, but not limited to, death or "disability" (as defined in Section 4(c) below), such Management Stockholder or other Stockholder, as the case may be, shall sell, and DHS shall purchase, all of the Stock then registered in such Stockholder's name at the price provided in Section 4(e) or Section 6 hereof, as the case may be, and upon the terms provided in Section 7 hereof.

                           (ii) Upon the occurrence of an "Involuntary Transfer" (as defined in Section 4(d) below) of the Stock of any Stockholder (the "INVOLUNTARY TRANSFER STOCKHOLDER"), DHS shall have the right, for a period of thirty (30) days from the date of such occurrence, to purchase such Stock by providing written notice to such effect to such Involuntary Transfer Stockholder and to any court which has then exercised jurisdiction over such Involuntary Transfer Stockholder with respect to its Stock, or to any assignee, trustee in bankruptcy or successor in interest, as the case may be, and such Involuntary Transfer Stockholder shall be obligated if DHS elects to exercise its right to purchase such Stock to sell all but not less than all of the Stock then registered in such Involuntary Transfer Stockholder's name at the price provided in Section 6 hereof and upon the terms provided in Section 7 hereof. If DHS elects not to exercise its purchase pursuant to this Section 4(a)(ii) within such thirty (30) day period, it shall immediately provide written notice to that effect to all of the other stockholders (the "NON-INVOLUNTARY TRANSFER STOCKHOLDERS"), who shall have the option to purchase, and such Involuntary Transfer Stockholder shall be obligated to sell to the extent such option is exercised, all of the shares of such Stock at the price provided in
         Section 6 hereof and upon the terms provided in Section 7 hereof. If more than one Non-Involuntary Transfer Stockholder desires to so purchase, then they shall purchase in such proportions as they may agree. In the absence of agreement, each of the Non-Involuntary Transfer Stockholders desiring to purchase such stock shall be entitled to purchase up to that number of shares of such Stock which is equal to the product of his percentage interest of all of the shares of DHS Capital Stock then held by such Non-Involuntary Transfer Stockholders multiplied by the number of shares of stock available for purchase hereunder. The Non-Involuntary Transfer Stockholders shall have the right to exercise their respective options for a period of thirty (30) days following their receipt of DHS' notice that it has elected not to purchase such Stock by providing notice in the manner required of DHS as otherwise set forth in this Section 4(a)(ii).

                  (b) FURTHER ASSURANCES. Each Management Stockholder hereby agrees that he and/or his personal representative, and each trustee of any permitted trust hereunder, shall be bound to take any and all action necessary to enable DHS to purchase his Stock pursuant to the provisions of this Section 4.

                  (c) DISABILITY. For purposes of this Section 4, "DISABILITY" with respect to a Management Stockholder shall have the meaning set forth in said Management Stockholder's DHS Employment Agreement or other employment agreement with DHS, and if no such agreement exists, as determined by DHS' Board of Directors in the exercise of its reasonable discretion.

                  (d) INVOLUNTARY TRANSFERS; PAYMENT. For purposes of this
Section 4, the occurrence of any of the following events shall constitute an "INVOLUNTARY TRANSFER": (i) if any portion of a Stockholder's Stock is attached or taken in execution, or (ii) if a Stockholder applies for the benefit of, or files a case under, any provision of the federal bankruptcy law or any other law relating to insolvency or relief of debtors, or (iii) if a case or proceeding is brought against a Stockholder under any provision of the federal bankruptcy law or any other law relating to insolvency or relief of debtors which is not dismissed within sixty (60) days after the commencement thereof, or (iv) if a Stockholder makes an assignment for the benefit of creditors, or (v) if any portion of a Stockholder's Stock is made subject to a charging order, or (vi) if any portion of a Management Stockholder's Stock or other Stock held by a natural person is transferred pursuant to a divorce decree. For purposes of this Section 4(d), the occurrence of any of the foregoing events described in Sections 4(d)(i) through
(v) above, (A) with respect to the General Partner of the LP, shall constitute an Involuntary Transfer with respect to the LP of the Class B Common Stock, (B) with respect to the Series A Investor, shall constitute an Involuntary Transfer of the Series A Preferred Stock or the Class C Common Stock, as the case may be,
(C) with respect to the Series B Investor, shall constitute an Involuntary Transfer of the Series B Preferred Stock, the Warrant or the Class C Common Stock, as the case may be, and (D) with respect to the Series C Investor, shall constitute an Involuntary Transfer of the Series C Preferred Stock, the Option or the Class C Common Stock, as the case may be. If any Stockholder has actual knowledge of an Involuntary Transfer by a Stockholder of his or its Stock, such Stockholder shall give written notice to such effect to DHS, and the giving of such written notice shall constitute the occurrence of such event for purpose of the time period set forth in this Section 4(d).

                  (e) PAYMENT UPON TERMINATION OF EMPLOYMENT OF MANAGEMENT STOCKHOLDER OTHER THAN RIFKIN OR KIMMEL. If the employment of a Management Stockholder other than Rifkin or Kimmel with DHS is terminated, then the Management Stockholders whose employment with DHS has not been terminated shall have the option, for a period of sixty (60) days from the date of such termination, to purchase (in such proportions as they shall agree upon or, if they cannot agree, in proportion to their ownership of DHS Class A Common Stock other than the stock of the terminated Management Stockholder) and, if such option is accepted, such terminated Management Stockholder shall sell all of the shares of Stock held by such terminated Management Stockholder (the "TERMINATED MANAGER'S STOCK") on terms substantially identical to those set forth in Section 7 hereof (other than subsections (c) and (d) thereof) and for a price determined in accordance with Subsections (i) and (ii) of this Section 4(e). If all of the Terminated Manager's Stock is not purchased by the other Management Stockholders, DHS shall purchase, within ninety (90) days after the date of said termination, and such terminated Management Stockholder shall sell, all of the Terminated Manager's Stock upon the following terms and at the following prices:

                           (i) if such Management Stockholder's employment is terminated (A) by DHS for any of the specific reasons enumerated in
         Section 4.3(a) of such Management Stockholder's DHS Employment Agreement, or, if no such agreement is then in effect, for "good cause" under applicable law, or (B) by the Management Stockholder for any reason not constituting "constructive termination" as defined in
         Section 4.4(b) of such Management Stockholder's DHS Employment Agreement, then at a price equal to the lower of such Management Stockholder's acquisition cost for his Stock or One Dollar ($1.00) per share, and upon the terms set forth in Section 7 hereof; or

                           (ii) if such Management Stockholder's employment is terminated (A) by death, or by "disability" (as defined herein), or (B) by expiration of the term of such DHS Employment Agreement, or (C) by DHS without good cause as contemplated by Section 4.3(b) of such Employment Agreement, or (D) by the Management Stockholder for reasons constituting "constructive termination" under such Agreement, then at the price set forth in Section 6 hereof, and upon the terms set forth in Section 7 hereof.

If DHS is required, pursuant to the provisions of this Section 4(e), to purchase the Terminated Manager's Stock at a price determined pursuant to Subsection (ii) hereof, DHS shall, as a condition precedent to the closing of such purchase, on or before the Closing Date for its acquisition of the Terminated Manager's Stock, pay to (A) the Series A Investor all of the dividends then accrued but unpaid on the Series A Preferred Stock plus all accrued and unpaid interest thereon (whether by payment of cash or set off of any accrued but unpaid interest under the Promissory Note issued by the Series A Investor to DHS), or otherwise make provision for the payment of such dividends that is acceptable to the Series A Investor, in its reasonable discretion, (B) the Series B Investor all of the dividends then accrued but unpaid on the Series B Preferred Stock plus all accrued and unpaid interest thereon or otherwise make provision for the payment of such dividends that is acceptable to the Series B Investor, in its reasonable discretion, and (C) the Series C Investor all of the dividends then accrued but unpaid on the Series C Preferred Stock plus all accrued and unpaid interest thereon or otherwise make provision for the payment of such dividends that is acceptable to the Series C Investor, in its reasonable discretion. Notwithstanding the foregoing, in the event DHS has paid the Series C Investor as set forth in this paragraph prior to the consummation of a Qualified Public Offering on or before August 30, 1998 as defined in the Articles of Amendment and Restatement dated September 4, 1996, then on or before the consummation of a Qualified Public Offering on or before August 30, 1998 (at a price per share not less than the weighted average price paid or to be paid by the Series C Investor for all shares of Series C Preferred Stock then oustanding) the Series C Investor shall pay DHS an amount equal to the amount of dividends and interest paid to the Series C Investor pursuant to this Section.

                  (f) TERMINATION OF EMPLOYMENT, DEATH, DISABILITY OF RIFKIN AND KIMMEL.

                           (i) TERMINATION OF EMPLOYMENT WITHOUT GOOD CAUSE. Except as set forth in the proviso to this sentence, if the employment of Rifkin or Kimmel, as the case may be, with DHS is terminated (A) by DHS for any of the specific reasons enumerated in Section 4.3(a) of his respective DHS Employment Agreement (or, if no such agreement is then in effect, for "good cause" under applicable law), or (B) by Rifkin or Kimmel, as the case may be, for any reason not constituting "constructive termination" as defined in Section 4.4(b) of such DHS Employment Agreement, then Rifkin or Kimmel, as the case may be, shall sell, and DHS shall purchase, all of the stock then registered in Rifkin's or Kimmel's name, as the case may be, at a price equal to the lower of Rifkin's or Kimmel's, as the case may be, acquisition cost for his Stock or One Dollar ($1.00) per share, and upon the terms provided in Section 7 hereof; provided, however, that the provisions of this paragraph 4(f)(i) shall not apply to any shares of capital stock of DHS held by Rifkin or Kimmel on the date hereof (or received as a distribution on or in respect of such shares after the date hereof as the result of any recapitalization, stock split or similar event).

                           (ii) DEATH; DISABILITY. Upon each of (A) the death of Rifkin or Kimmel, as the case may be, and the appointment and qualification of such deceased stockholder's personal representative, and (B) the "Disability" of Rifkin or Kimmel (as such term is defined in each such shareholder's current employment agreement with DHS or, if there is none, as reasonably determined by the Board of Directors of
         DHS), as the case may be, such personal representative, Rifkin or Kimmel, as the case may be, may, for a period of sixty (60) days from the date of such appointment and qualification or disability, as the case may be, offer to the other Management Stockholders the option to purchase (in such proportions as they shall agree upon or, if they cannot agree, in proportion to their ownership of the DHS Class A Common Stock), all of the shares of Stock held by such personal representative, Rifkin or Kimmel, as the case may be, on terms substantially identical to those set forth in Section 7 hereof (other than Subsections (c) and (d) thereof) and at a price determined in accordance with the terms of Section 6 hereof. If the option to purchase all of the shares of Stock so offered is not exercised or accepted within such sixty (60) day period, then such personal representative, Rifkin or Kimmel, as the case may be, shall be entitled to sell, by providing written notice to DHS, and DHS shall be required to purchase upon receipt of such notice, all or any portion of such shares of Stock held by Rifkin or Kimmel, as the case may be, as such number of shares is set forth in such written notice, at the price and upon the terms provided in Sections 6 and 7 hereof.

                           (iii) TERMINATION OF EMPLOYMENT UNDER OTHER
         CIRCUMSTANCES. If Rifkin's or Kimmel's employment is terminated (A) by expiration of the term of his respective DHS Employment Agreement, or (B) by DHS without good cause as contemplated by Section 4.3(b) of such Employment Agreements, or (C) by Rifkin or Kimmel, as the case may be, for reasons constituting "constructive termination" under such Agreements, then DHS shall purchase, within ninety (90) days after the date of such termination, and Rifkin and Kimmel shall sell, as the case may be, those shares (and only those shares) of capital stock of DHS acquired by Rifkin or Kimmel, as the case may be, after the date hereof (other than as a distribution on or in respect of shares held on the date hereof through a recapitalization, stock split, or similar event) at the price set forth in Section 6 hereof, and upon the terms set forth in Section 7 hereof.

If DHS is required, pursuant to the provisions of this Section 4(f), to purchase the Terminated Manager's Stock at a price determined pursuant to Subsection (ii) hereof, DHS shall, as a condition precedent to the closing of such purchase, on or before the Closing Date for its acquisition of the Terminated Manager's Stock, pay to (A) the Series A Investor all of the dividends then accrued but unpaid on the Series A Preferred Stock plus all accrued and unpaid interest thereon (whether by payment of cash or set off of any accrued but unpaid interest under the Promissory Note issued by the Series A Investor to DHS), or otherwise make provision for the payment of such dividends that is acceptable to the Series A Investor, in its reasonable discretion, (B) the Series B Investor all of the dividends then accrued but unpaid on the Series B Preferred Stock plus all accrued and unpaid interest thereon or otherwise make provision for the payment of such dividends that is acceptable to the Series B Investor, in its reasonable discretion, and (C) the Series C Investor all of the dividends then accrued but unpaid on the Series C Preferred Stock plus all accrued and unpaid interest thereon or otherwise make provision for the payment of such dividends that is acceptable to the Series C Investor, in its reasonable discretion. Notwithstanding the foregoing, in the event DHS has paid the Series C Investor as set forth in this paragraph prior to the consummation of a Qualified Public Offering on or before August 30, 1998 as defined in the Articles of Amendment and Restatement dated September 4, 1996, then on or before the consummation of a Qualified Public Offering on or before August 30, 1998 (at a price per share not less than the weighted average price paid or to be paid by the Series C Investor for all shares of Series C Preferred Stock then oustanding) the Series C Investor shall pay DHS an amount equal to the amount of dividends and interest paid to the Series C Investor pursuant to this Section.

                  (g) PRICE ADJUSTMENTS FOLLOWING A CHANGE IN CONTROL OF DHS. If the employment of a Management Stockholder other than Rifkin or Kimmel with DHS is terminated pursuant to the provisions in Section 4(e)(ii)(C) or (D) above, and there occurs a Change in Control of DHS within the first twenty-four months following the date of such termination, DHS agrees to pay or cause to be paid to such terminated Management Stockholder (or to his heirs, legatees and/or guardians), in addition to the purchase price for such terminated Management Stockholder's Stock as determined pursuant to Section 7 hereof, the value of such terminated Management Stockholder's fair, allocative, share of any consideration that would have been payable to such terminated Management Stockholder (less any such consideration actually received by such Management Stockholder as a result of a sale of his Stock, whether to another Management Stockholder, DHS or another person) or to DHS upon, and as a result of, such a Change in Control of DHS within such twenty-four month period. Such payment shall be made by DHS when and as DHS or the other DHS Stockholders receive consideration as a result of such a Change in Control, and shall be paid by DHS based upon such terminated Management Stockholder's pro-rata equity interest in DHS at the time of termination. Any payment by DHS pursuant to this
Section 4(f) may, at DHS' option, be made by delivery of (i) cash, (ii) a promissory note with a term of not more than ten years and interest at a rate calculated pursuant to Section 1274(d) of the Internal Revenue Code of 1986, or
(iii) an appropriate in-kind distribution of any consideration received as a result of such Change in Control. The parties hereto acknowledge and agree that each Partner of the LP who has entered into a Professional Service Employment Agreement with the LLC shall be entitled to receive, and pursuant to Section 7.3.3(i) of the Limited Partnership Agreement has received, the benefit of the substantive provisions set forth in this Section 4(g), upon the sale of his Limited Partner Interest in the LP due to the termination of his employment with BMG resulting from a termination by the LLC without good cause or a "constructive termination," as defined therein.

                  5.       VOLUNTARY TRANSFERS OF STOCK.

                  (a) STOCK RESTRICTED. Subject to the rights of the holders of Convertible Preferred Stock set forth in the DHS Amended and Restated Articles, each Stockholder agrees that, during his lifetime or its corporate existence or otherwise, he or it will not sell, transfer, exchange, assign or otherwise dispose of (by sale, gift, or otherwise), or mortgage, hypothecate, lien, pledge, encumber or otherwise cause a security interest to be created in any of his or its Stock, except upon satisfaction of the conditions set forth in this
Section 5 and Section 4 above. Notwithstanding the foregoing, (i) each Management Stockholder shall be entitled to transfer all or any portion of his shares of Stock to a trust solely for the benefit of himself, his spouse and/or his lineal descendants provided that, as a condition of said transfer, (A) the agreement governing said trust requires transfers of any beneficial interests therein (other than among such permitted persons) to be treated as transfers of Stock hereunder and subject to the terms hereof, and (B) all trustees of said trust execute and deliver to the parties hereto a counterpart of this Agreement and otherwise agree to be bound by all of the terms and provisions hereof with respect to the Stock, and (ii) each holder of Convertible Preferred Stock and of Class B Common Stock may transfer its Convertible Preferred Stock or Class B Common Stock, as the case may be, to any entity all of the ownership interests in which are owned by such holder, provided that such transferee executes and delivers to the parties hereto a counterpart of this Agreement and otherwise agrees to be bound by all of the terms and provisions hereof.

                  (b) DELEGATION RIGHTS. If DHS is unable to exercise any of its purchase rights hereunder, it shall be entitled to delegate such rights to such of the Stockholders who desire to purchase stock upon the occurrence of the events set forth in Sections 4(a)(i) or (ii) hereof, provided such stockholders, as a condition of such obligation, shall be entitled to purchase such stock pro rata as consolidated pursuant to Section 4(a)(ii) hereof.

                  (c) VOLUNTARY TRANSFERS BY MANAGEMENT STOCKHOLDERS.

                           (i) OPTION OF OTHER MANAGEMENT STOCKHOLDERS. A Management Stockholder shall have the right to receive a bona fide offer to purchase (which he is willing to accept) (a "MANAGEMENT OFFER") from any independent third person capable of consummating such a sale of all, but not less than all, of his Stock (the "MANAGEMENT OFFERED STOCK"). Before accepting a Management Offer, such Management Stockholder shall first offer in writing (the "MANAGEMENT STOCKHOLDER'S Offer") to sell the Management Offered Stock to the other Management Stockholders (the "OTHER MANAGEMENT STOCKHOLDERS") at the price and on the terms on which such selling Management Stockholder proposes to transfer the Management Offered Stock to the proposed third party transferee. The Management Stockholder's Offer shall set forth (A) the number of shares of the Management Offered Stock, (B) the name and address of the proposed transferee, (C) the amount of consideration to be received by the selling Stockholder, and (D) the method of proposed payment. A copy of the Management Stockholder's Offer shall simultaneously also be sent to all of the other Stockholders and to DHS.

                           The Other Management Stockholders shall have the option to acquire all or any of the shares of Management Offered Stock at the price and upon the terms provided in the Management Stockholder's Offer. If more than one Other Management Stockholder desires to purchase the Management Offered Stock, such Management Offered Stock shall be purchased by them in such proportions as they may agree. In the absence of agreement, each of the Other Management Stockholders desiring to purchase the Management Offered Stock shall be entitled to purchase up to that number of shares of Management Offered Stock which is equal to the product of such number of shares of Management Offered Stock divided by the number of other Management Stockholders desiring to purchase such shares of Stock. The Other Management Stockholders shall have the right to exercise their respective options to purchase the Management Offered Stock, for a period of thirty (30) days following their receipt of the Management Stockholder's Offer, by notifying the selling Management Stockholder in writing of their respective intentions to purchase at Closing (as defined in Section 7(e) hereof) all or any shares of the Management Offered Stock.

                           (ii) OPTION OF THE HOLDERS OF CLASS B COMMON STOCK. If the Other Management Stockholders do not accept the Management Stockholder's Offer to purchase all of the shares of Management Offered Stock within the period of thirty (30) days provided in Section 5(c)(i), then the selling Management Stockholder, immediately thereafter, shall be deemed to have made an offer (the "MANAGEMENT STOCKHOLDER'S SECOND OFFER") to sell all of the remaining shares of the Management Offered Stock (the "REMAINING MANAGEMENT OFFERED STOCK") to the holders of Class B Common Stock at the price and upon the terms provided in the Management Stockholder's Offer. The holders of the Class B Common Stock shall have the option, for a period of fifteen
         (15) days after the earlier to occur of (A) expiration of the thirty
         (30) day period provided in Section 5(c)(i), or (B) notification by all of the Other Management Stockholders to the holders of Class B Common Stock to the effect that the Other Management Stockholders, in the aggregate, have elected to purchase less than all of the shares of Management Offered Stock as provided in Section 5(c)(i), to purchase all of the Remaining Management Offered Stock, upon written notification to the selling Management Stockholder, at the price and upon the terms provided in this Section 5(c). If more than one holder of Class B Common Stock desires to purchase the Remaining Management Offered Stock, such

         Remaining Management Offered Stock shall be purchased by them in such proportions as they may agree. In the absence of agreement, each of the holders of Class B Common Stock desiring to purchase the Remaining Management Offered Stock shall be entitled to purchase up to that number of shares of Remaining Management Offered Stock which is equal to the product of his percentage interest of all of the shares of Class B Common Stock held by all such holders of Class B Common Stock times the number of shares of Remaining Management Offered Stock available for purchase hereunder. The holders of Class B Common Stock shall have the right to exercise their respective options to purchase the Remaining Management Offered Stock by notifying the selling Management Stockholder in writing of their respective intentions to purchase at Closing (as defined in Section 7(e) hereof) all or any shares of the Remaining Management Offered Stock.

                           (iii) OPTION OF THE HOLDERS OF CONVERTIBLE PREFERRED STOCK. If the holders of Class B Common Stock do not accept the Management Stockholder's Second Offer to purchase all of the shares of Remaining Management Offered Stock within the period of fifteen (15) days provided in Section 5(c)(ii), then the selling Management Stockholder, immediately thereafter, shall be deemed to have made an offer (the "MANAGEMENT STOCKHOLDER'S THIRD OFFER") to sell all of the remaining shares of the Remaining Management Offered Stock (the "AVAILABLE MANAGEMENT OFFERED STOCK") to the holders of Convertible Preferred Stock at the price and upon the terms provided in the Management Stockholder's Offer. The holders of Convertible Preferred Stock shall have the option, for a period of fifteen (15) days after the earlier to occur of (A) expiration of the fifteen (15) day period provided in Section 5(c)(ii), or (B) notification by all of the holders of Class B Common Stock to the holders of Convertible Preferred Stock to the effect that the holders of Class B Common Stock have elected to purchase less than all of the shares of Remaining Management Offered Stock as provided in Section 5(c)(ii), to purchase all of the Available Management Offered Stock, upon written notification to the selling Management Stockholder, at the price and upon the terms provided in this Section 5(c). If more than one holder of Convertible Preferred Stock desires to purchase the Available Management Offered Stock, such Available Management Offered Stock shall be purchased by them in such proportions as they may agree. In the absence of agreement, each of the holders of Convertible Preferred Stock desiring to purchase the Available Management Offered Stock shall be entitled to purchase up to that number of shares of Available Management Offered Stock which is equal to the product of his percentage interest of all of the shares of Convertible Preferred Stock held by all such holders of Convertible Preferred Stock times the number of shares of Available Management Offered Stock available for purchase hereunder. The holders of Convertible Preferred Stock shall have the right to exercise their respective options to purchase the Available Management Offered Stock by notifying the selling Management Stockholder in writing of their respective intentions to purchase at Closing (as defined in Section 7(e) hereof) all or any shares of the Available Management Offered Stock.

                           (iv) OPTION OF DHS. If the holders of Convertible Preferred Stock do not accept the Management Stockholder's Third Offer to purchase all of the shares of Available Management Offered Stock within the period of fifteen (15) days provided above in Section 5(c)(iii), then the selling Management Stockholder, immediately thereafter, shall be deemed to have made an offer (the "FINAL MANAGEMENT STOCKHOLDER'S OFFER") to sell all of the remaining shares of the Available Management Offered Stock (the "FINAL MANAGEMENT OFFERED STOCK") to DHS at the price and upon the terms provided in the Management Stockholder's Offer. DHS shall have the option, for a period of fifteen (15) days after the earlier to occur of (i) expiration of the fifteen (15) day period provided in Section 5(c)(iii), or (ii) notification by all of the holders of Convertible Preferred Stock to DHS to the effect that the holders of Convertible Preferred Stock have elected to purchase less than all of the shares of Available Management Offered Stock as provided in Section 5(c)(iii), to purchase all or some of the Final Management Offered Stock, upon written notification to the selling Management Stockholder, at the price and upon the terms provided in the Management Stockholder's Offer.

                           (v) TRANSFERS TO THIRD PARTIES. If (A) a Management Stockholder elects to transfer all of his shares of Management Stock;
         (B) said Management Stockholder strictly complies with the provisions of Sections 5(c)(i) through 5(c)(iv) above; (C) the Remaining Management Stockholders, the holders of Class B Common Stock, the holders of Convertible Preferred Stock and DHS elect to purchase, in the aggregate, less than all of the shares of Management Offered Stock; and (D) the Management Stockholder who desires to transfer the Management Offered Stock complies with the terms of this Section 5(c)(v), then all of the Management Offered Stock remaining unsold pursuant to the rights of refusal contained in this Section 5(c) may be sold by the selling Management Stockholder to the third party named in the Management Stockholder's Offer within a period of thirty (30) days after the expiration of the fifteen (15) day period provided in Section 5(c)(iv). Such remaining Management Offered Stock may be transferred to the third party named in the Management Stockholder's Offer; provided that (X) such shares are sold at the price and on the terms set forth in the Management Stockholder's Offer; (Y) the shares so transferred shall remain subject to all of the provisions of this Agreement; and
         (Z) the third party transferee shall execute an instrument acceptable to counsel for DHS, pursuant to which such third party becomes a party to this Agreement and agrees to be bound by all of the provisions and terms or conditions hereof.

               (d) VOLUNTARY TRANSFERS BY THE HOLDERS OF CLASS B COMMON STOCK.


                           (i) OPTION OF OTHER STOCKHOLDERS. Each holder of Class B Common Stock shall have the right to receive a bona fide offer to purchase (which it is willing to accept) (a "CLASS B COMMON OFFER") from any independent third person capable of consummating such a sale of all, but not less than all, of its Class B Common Stock (the "CLASS B COMMON OFFERED STOCK"). Before accepting a Class B Common Offer, the holder of Class B Common Stock shall first offer in writing (the "CLASS B COMMON STOCKHOLDER'S OFFER") to sell the Class B Common Offered Stock to the other Stockholders (the "OTHER STOCKHOLDERS") at the price and on the terms on which such selling Class B Common Stockholder proposes to transfer the Class B Common Offered Stock to the proposed third party transferee. The Class B Common Stockholder's Offer shall set forth (A) the number of shares of the Class B Common Offered Stock, (B) the name and address of the proposed transferee, (C) the amount of consideration to be received by the holder of Class B Common Stock, and
         (D) the method of proposed payment. A copy of the Class B Common Stockholder's Offer shall simultaneously also be sent to DHS.

                           The Other Stockholders shall have the option to acquire all or any of the shares of Class B Common Offered Stock at the price and upon the terms provided in the Class B Common Stockholder's Offer. If more than one Other Stockholder desires to purchase the Class B Common Offered Stock, such Class B Common Offered Stock shall be purchased by them in such proportions as they may agree. In the absence of agreement, each of the Other Stockholders desiring to purchase the Class B Common Offered Stock shall be entitled to purchase up to that number of shares of Class B Common Offered Stock which is equal to the product of his percentage interest of all of the shares of DHS Capital Stock then held by all such Other Stockholders times the number of shares of Class B Common Offered Stock available for purchase hereunder. The Other Stockholders shall have the right to exercise their respective options to purchase the Class B Common Offered Stock, for a period of thirty (30) days following their receipt of the Class B Common Stockholder's Offer, by notifying such holder of Class B Common Stock in writing of their respective intentions to purchase at Closing (as defined in Section 7(e) hereof) all or any shares of the Class B Common Offered Stock.

                           (ii) OPTION OF DHS. If the Other Stockholders do not accept the Class B Common Stockholder's Offer to purchase all of the shares of Class B Common Offered Stock within the period of thirty (30) days provided above in Section 5(d)(i), then the holders of Class B Common Stock, immediately thereafter, shall be deemed to have made an offer (the "FINAL CLASS B COMMON STOCK OFFER") to sell all of the remaining shares of the Class B Common Offered Stock (the "REMAINING CLASS B COMMON OFFERED STOCK") to DHS at the price and upon the terms provided in the Class B Common Stockholder's Offer. DHS shall have the option, for a period of fifteen (15) days after the earlier to occur of
         (i) expiration of the thirty (30) day period provided in Section 5(d)(i), or (ii) notification by all of the Other Stockholders to DHS to the effect that the Other Stockholders have elected to purchase less than all of the shares of Class B Common Offered Stock as provided in
         Section 5(d)(i), to purchase all of the Remaining Class B Common Offered Stock, upon written notification to such holder of Class B Common Stock, at the price and upon the terms provided in the Class B Common Stockholder's Offer.

                           (iii) TRANSFERS TO THIRD PARTIES. If (A) the holder of Class B Common Stock elects to transfer all of its shares of Class B Common Stock; (B) the holder of Class B Common Stock strictly complies with the provisions of Sections 5(d)(ii) and (iii); (C) the Other Stockholders and DHS elect to purchase, in the aggregate, less than all of the shares of Class B Common Offered Stock; and (D) the holder of Class B Common Stock complies with the terms of this Section 5(c)(iii), then all of the Class B Common Offered Stock may be sold by the holder of Class B Common Stock to the third party named in the Class B Common Stockholder's Offer within a period of fifteen (15) days after the expiration of the fifteen (15) day period provided in Section 5(d)(ii). Such Class B Common Offered Stock may be transferred to the third party named in the Class B Common Stockholder's Offer; provided that (X) such shares are sold at the price and on the terms set forth in the Class B Common Stockholder's Offer; (Y) the shares so transferred shall remain subject to all of the provisions of this Agreement; and (Z) the third party transferee shall execute an instrument acceptable to counsel for DHS, pursuant to which such third party becomes a party to this Agreement and agrees to be bound by all of the provisions and terms or conditions hereof.

                  (e) VOLUNTARY TRANSFERS BY THE HOLDERS OF CONVERTIBLE PREFERRED STOCK. Notwithstanding any other provision of this Agreement or any other agreement to which DHS and either of the Series A Investor, the Series B Investor or the Series C Investor are parties, no shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as the case may be, may be voluntarily transferred pursuant to this Section 5(e) or otherwise if, at the time of such attempt to transfer, (1) the Series A Investor, the Series B Investor or the Series C Investor, respectively, has not made full payment to DHS in cash for all shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as the case may be, held by the Series A Investor, the Series B Investor or the Series C Investor, respectively, including all amounts of principal and interest under any note given in partial consideration for such shares, or (2) any holder of Convertible Preferred Stock proposing to sell such stock pursuant to this Section 5(e) holds, at the time of such attempt at transfer, rights to purchase additional shares of Convertible Preferred Stock.

                           (i) OPTION OF DHS. Except as otherwise herein provided, each holder of Convertible Preferred Stock shall have the right to receive a bona fide offer to purchase (which it is willing to accept) (a "CONVERTIBLE PREFERRED STOCK OFFER"), from any independent third person capable of consummating such a sale, any or all of its shares of Convertible Preferred Stock (the "PREFERRED OFFERED STOCK"). Before accepting a Convertible Preferred Stock Offer, the holder of Convertible Preferred Stock shall first offer in writing (the "CONVERTIBLE PREFERRED STOCKHOLDER'S Offer") to sell the Preferred Offered Stock to DHS at the price and on the terms on which the holder of Convertible Preferred Stock proposes to transfer the Preferred Offered Stock to the proposed third party transferee. The Convertible Preferred Stockholder's Offer shall set forth (A) the number of shares of the Preferred Offered Stock, (B) the name and address of the proposed transferee, (C) the amount of consideration to be received by the holder of Convertible Preferred Stock, and (D) the method of proposed payment.

                           DHS shall have the option to acquire all, but not less than all, of the shares of Preferred Offered Stock at the price and upon the terms provided in the Convertible Preferred Stockholder's Offer. DHS shall have the right to exercise its option to purchase the Preferred Offered Stock, for a period of thirty (30) days following its receipt of the Convertible Preferred Stockholder's Offer, by notifying all of the holders of Convertible Preferred Stock in writing of its intention to purchase at Closing (as defined in Section 7(e) hereof) all or any shares of the Preferred Offered Stock.

                           (ii) OPTION OF THE HOLDERS OF CONVERTIBLE PREFERRED STOCK. If DHS does not accept the Convertible Preferred Stockholder's Offer to purchase all of the Shares of Preferred Offered Stock within the period of thirty (30) days provided in Section 5(e)(i), then the selling holder of Convertible Preferred Stock, immediately thereafter, shall be deemed to have made an offer (the "SECOND CONVERTIBLE PREFERRED STOCKHOLDER'S OFFER") to sell all of the remaining shares of the Preferred Offered Stock (the "REMAINING PREFERRED OFFERED STOCK") to the other holders of Convertible Preferred Stock at the price and upon the terms provided in the Convertible Preferred Stockholder's Offer. The other holders of Convertible Preferred Stock shall have the option, for a period of fifteen (15) days after the earlier to occur of
         (A) expiration of the thirty (30) day period provided in Section 5(e)(ii), or (B) notification by DHS to the holders of Convertible Preferred Stock to the effect that DHS has elected to purchase less than all of the shares of Remaining Preferred Offered Stock as provided in Section 5(e)(ii), to purchase all of the Remaining Preferred Offered Stock upon written notification to the selling holder of Remaining Preferred Offered Stock, at the price and upon the terms provided in the Convertible Preferred Stockholder's Offer. If more than one holder of Convertible Preferred Stock desires to purchase the Remaining Preferred Offered Stock, such Remaining Preferred Offered Stock shall be purchased by them in such proportions as they may agree. In the absence of agreement, each of the holders of Convertible Preferred Stock desiring to purchase the Remaining Preferred Offered Stock shall be entitled to purchase up to that number of shares of Remaining Preferred Offered Stock which is equal to the product of his percentage interest of all of the shares of Convertible Preferred Stock held by all such holders of Convertible Preferred Stock times the number of shares of Remaining Preferred Offered Stock available for purchase hereunder. The holders of Convertible Preferred Stock shall have the right to exercise their respective options to purchase the Remaining Preferred Offered Stock by notifying the selling holder of Convertible Preferred Stock in writing of their respective intentions to purchase at Closing (as defined in Section 7(e) hereof) all or any shares of the Remaining Preferred Offered Stock.

                           (iii) TRANSFERS TO THIRD PARTIES. If (A) the holder of Convertible Preferred Stock elects to transfer all of its shares of Convertible Preferred Stock; (B) the holder of Convertible Preferred Stock strictly complies with the provisions of Sections 5(e)(i) and
         (ii); (C) DHS does not exercise its right to purchase all, but not less than all, of the shares of Preferred Offered Stock and the holders of Convertible Preferred Stock elect to purchase, in the aggregate, less than all of the shares of the Remaining Preferred Offered Stock; and
         (D) the holder of Convertible Preferred Stock complies with the terms of this Section 5(e)(iii), then all, but not less than all, of the shares of the Remaining Preferred Offered Stock may be sold by the holder of Convertible Preferred Stock to the third party named in the Convertible Preferred Stockholder's Offer within a period of thirty
         (30) days after the expiration of the fifteen (15) day period provided in Section 5(e)(ii). Such Remaining Preferred Offered Stock may be transferred to the third party named in the Convertible Preferred Stockholder's Offer; provided that (X) such shares are sold at the price and on the terms set forth in the Convertible Preferred Stockholder's Offer; (Y) the shares so transferred shall remain subject to all of the provisions of this Agreement; and (Z) the third party transferee shall execute an instrument reasonably acceptable to counsel for DHS, pursuant to which such third party becomes a party to this Agreement and agrees to be bound by all of the provisions and terms or conditions hereof.

                  (f) The closing for any purchase by a Stockholder or DHS of shares proposed to be voluntarily transferred by a Stockholder pursuant to a bona fide third party offer under this Section 5 shall be held at 10:00 a.m. at the principal offices of DHS in Owings Mills, Maryland, on the date set forth for the closing in the bona fide offer. In the event that no such date is set forth in the bona fide offer, the closing shall be held at the principal offices of DHS in Owings Mills, Maryland, at 10:00 a.m., not later than the 30th day after the last to expire of the time periods for giving of notice provided for under this Section 5 and applicable to such proposed voluntary transfer.

                  6. PURCHASE PRICE OF STOCK FOR PURPOSES OF INVOLUNTARY TRANSFERS AND SECTIONS 4(E)(II) AND 4(F)(II).


                  (a) AGREEMENT OF THE PARTIES. With respect to purchases governed by the provisions of Section 4(d), Section 4(e)(ii) and Section 4(f)(ii) hereof, if the purchaser of Stock hereunder, on the one hand, and the transferring Stockholder, on the other hand, agree in writing as to the purchase price for the Stock to be sold pursuant to Section 4(d), 4(e)(ii) or Section 4(f)(ii) hereof, as the case may be, such agreed price shall be the purchase price for such Stock. If no agreement on the purchase price of such Stock can be reached within thirty (30) days from the date of the occurrence of the applicable event under the provisions of Section 4(d), or 4(e)(ii) or, with respect to the occurrence of an event governed by Section 4(f)(ii), within thirty (30) days after the receipt of the notice required to be determined thereunder, as the case may be (provided that, with respect to the death of a Management Stockholder other than Rifkin or Kimmel, such thirty (30) day period shall commence upon the appointment and qualification of such deceased Management Stockholder's personal representative), then the purchase price of said Stock shall be determined pursuant to Section 6(b) hereof.

                  (b) APPRAISAL.

                           (i) If the purchase price of Stock to be sold pursuant to Section 4(d), 4(e)(ii) or 4(f)(ii) is not agreed upon as provided in Section 6(a) within the time period stated therein, then within fourteen (14) days thereafter an appraiser or appraisers shall be jointly selected by the transferring Stockholder, on the one hand, and DHS on the other hand, and such jointly selected appraiser or appraisers shall determine the "fair market value of the Stock," which determination shall be binding and conclusive upon all parties. For purposes of this Section 6(b), the "FAIR MARKET VALUE OF THE STOCK" shall be an amount equal to the "Fair Market Value Per Share" of the Class being sold and purchased hereunder, multiplied by the number of shares of Stock of said Class of the transferring Stockholder which are being sold and purchased hereunder. "FAIR MARKET VALUE PER SHARE" shall be an amount as of the Disposition Date as determined by appraisal using such methods as the appraisers appointed hereunder determine, in the exercise of their sole discretion, is appropriate pursuant to this Section 6(b), taking into account any liquidation preferences or other rights attendant to such class, any minority stockholder discount, majority stockholder premium or marketability or other discount or premium, as the case may be. "DISPOSITION DATE" shall be the last day of the calendar month immediately preceding the event giving rise to the purchase of the Stock under Section 4 hereof.

                           (ii) If the transferring Stockholder, on the one hand, and DHS on the other hand, do not agree upon the selection of an appraiser or appraisers, as provided in Section 6(b)(i), within the period therein stated, then, within seven (7) days after the expiration of the fourteen (14) day period provided for in Section 6(b)(i) hereof, the transferring Stockholder shall appoint an appraiser, and DHS shall appoint a second appraiser. The two (2) appraisers so appointed shall appoint a third appraiser within seven (7) days after both shall have been appointed. If either the transferring Stockholder or DHS shall fail to so appoint an appraiser, the appraiser duly appointed by the other shall serve as the sole appraiser and such appraiser shall determine the fair market value of the Stock and such determination shall be binding, final and conclusive on all parties. The said appraisers so appointed (or the sole appraiser if any party fails to select an appraiser as provided above), shall, within thirty (30) days after the last appointment thereof determine the fair market value of the Stock and the determination of such appraiser shall be determinative of the fair market value of the Stock for the purposes of this Agreement and shall be binding, final and conclusive on all parties. If the appraisers cannot agree on the fair market value of the Stock, within the time allotted, then such fair market value shall be the median of the two appraisals closest in value to each other.

                           (iii) All expenses incurred in the appraisal process shall be borne and paid equally by the transferring Stockholder, and DHS.

                  7. PAYMENT OF PURCHASE PRICE. The payment of any purchase price for Stock transferred pursuant to Section 4 hereof may be made on such terms as are agreed upon by the parties but, absent such agreement shall be made as follows:

                  (a) CASH PORTION.(a) CASH PORTION. Subject to the terms of
Section 7(d) hereof and, with respect to any Involuntary Transfer, subject to such other terms and conditions as may be required by any court which has then exercised jurisdiction over any Involuntary Transfer Stockholder with respect to its Stock, or to any assignee, trustee in bankruptcy or successor in interest, as the case may be, (i) in the event of any transfer pursuant to Section 4 (other than as a result of the death of a Management Stockholder), (A) where DHS is the purchaser, ten percent (10%) of the total purchase price of the Stock shall be paid in cash by DHS on the Closing Date, as defined in Section 7(e) hereof, and (B) where any party other than DHS is the purchaser, the entire amount of the purchase price of the Stock shall be paid by check by such purchaser(s) on the Closing Date, and (ii) in the event of any transfer as a result of the death of a Management Stockholder, DHS shall pay by check on the Closing Date the greater of (A) the proceeds of any life insurance policy or policies (but not in excess of the purchase price to be paid by DHS hereunder) owned by DHS on which the deceased Management Stockholder is the named insured and DHS is the applicant, owner and beneficiary, and which policy or policies were purchased for the purpose of using the proceeds thereof to purchase the shares of Stock of the deceased Management Stockholder upon his death (rather than to reimburse DHS for the loss of the services to be provided to DHS by the deceased Management Stockholder), or (B) ten percent (10%) of the total purchase price of the Stock held by such deceased Management Stockholder. Notwithstanding the foregoing, if DHS is a purchaser hereunder but is unable, under applicable law, to make all or any portion of any payment otherwise due hereunder on the Closing Date, DHS shall pay such portion, if any, as applicable law permits, and the balance of such payment shall be payable pursuant to the provisions of Section 7(b) hereof.

                  (b) PROMISSORY NOTE. The balance of the purchase price shall be represented by a promissory note of DHS, payable in seven (7) equal annual installments of principal and interest, the first of which shall be due and payable on the first anniversary of delivery of such note. The note shall be substantially in the form of the promissory note attached hereto and made a part hereof as EXHIBIT A, and contain terms and conditions substantially similar to the terms and conditions contained therein. Interest shall accrue on, and be payable with, the unpaid balance of said note from the Closing Date at a rate equal to the applicable federal rate for long-term debt instruments then existing on the date of issuance under Code Section 1274(d)(1). As security for payment of the amounts due under such promissory note, DHS shall pledge to the selling Stockholder such shares of Stock being acquired until such time as all payments due thereunder have been paid in full, provided that such selling Stockholder shall not be entitled to exercise any voting or other rights with respect to such shares of Stock so long as DHS is not in default of any payment due under such note.

                  (c) DEBT DUE FROM STOCKHOLDER.(c) DEBT DUE FROM STOCKHOLDER. Any debt due by the transferring Stockholder to DHS shall be payable according to its terms, as shall any debt due by DHS to the transferring Stockholder; except, however, that, regardless of the terms of any such debt due by the Stockholder to DHS, any cash payment due under Section 7(a) hereof, as well as any insurance proceeds payable under Section 8 hereof, with respect to the purchase of the transferring Stockholder's Stock shall, instead of being paid to the transferring Stockholder, be first applied to the discharge of any such indebtedness, until all such indebtedness is fully discharged. The provisions of this Section 7(c) shall also apply to any purchases of Stock by DHS pursuant to Section 5 hereof.

                  (d) INVOLUNTARY TRANSFERS. DHS shall settle with an assignee, trustee in bankruptcy, attaching court or officer or successor in interest holding Stock received in an Involuntary Transfer by taking any or all such Stock in execution and paying to them the purchase price for each share of such Stock calculated pursuant to Section 6, but not exceeding the Stockholder's indebtedness and proper items of expense. The balance of the value of such Stock, if any, shall be distributable to the Stockholder with such payments to be applied in the order due in accordance with Section 7.

                  (e) CLOSING. Closing on the sale of any shares of Stock sold pursuant to Section 4 of this Agreement shall, unless otherwise agreed to in writing by the purchaser(s) and the transferring Stockholder, or otherwise provided in this Agreement, be held at the principal place of business of DHS
(i) thirty (30) days from (A) the date that the last applicable period for exercising an unexercised option to purchase has lapsed, (B) the date an option to purchase is accepted or exercised, or (C) with respect to a sale as the result of the disability of Rifkin or Kimmel pursuant to Section 4(f)(ii), the date of delivery of the notice required thereunder, or (C) the occurrence of any event set forth in Section 4(a) (other than death of a Management Stockholder), or (ii) with respect to the death of a Management Stockholder, ninety (90) days after the appointment and qualification of a deceased Management Stockholder's personal representative (collectively, the "CLOSING DATE"); provided that, if an appraiser or appraisers are appointed to determine the purchase price pursuant to Section 6, then the Closing shall take place on a date no later than thirty
(30) days from the receipt by the selling Stockholder and the purchaser of the determination of the fair market value of the Stock if such Closing Date would occur later than the Closing Date otherwise determined pursuant to this Section 7(e). At the Closing, upon payment of the purchase price (including delivery of the notes), the certificates representing the Stock to be purchased and sold hereunder shall be delivered by the selling Stockholder (or his personal or legal representatives, as the case may be) to the purchaser(s), appropriately endorsed in blank for transfer. If the certificates representing any shares of Stock to be so transferred have not been surrendered by the selling Stockholder, all rights of the holder thereof with respect to said Stock (including voting rights) nonetheless shall cease and terminate.

                  8. LIFE INSURANCE.

                  (a) PURCHASE AND OWNERSHIP OF POLICIES. As soon as practicable following the execution of this Agreement, DHS shall use its commercially reasonable best efforts to purchase a life insurance policy on the life of each Management Stockholder in such amounts, if any, as DHS' Board of Directors deems reasonable and appropriate. DHS shall be the owner and beneficiary of each such policy, and any proceeds received thereunder shall be held by DHS in trust for the purposes of satisfying DHS' purchase obligations hereunder. Each Management Stockholder agrees to cooperate with DHS in obtaining, and in keeping in full force and effect, all such policies. Once a policy has been purchased, DHS shall maintain all such insurance policies in full force and effect and shall not, without the prior written consent of the respective Management Stockholder, cancel any such policy or take or omit to take any action which might give rise to the termination or cancellation thereof. DHS shall pay premiums on all insurance policies as they become due. DHS may, when it deems appropriate, apply any dividends declared and paid on such policies to the payment of premiums. No party hereto shall have any obligations hereunder to the extent a Management Stockholder is either uninsurable or may not be insured as herein contemplated at upon commercially reasonable terms. Notwithstanding the foregoing, DHS may, in lieu of or in addition to policies of insurance acquired, owned and administered as set forth above, in the discretion of its Board of Directors, provide as benefits to its employees, including Management Stockholders, such other and additional policies of insurance or other insurance benefit plans on such other or additional terms and conditions, including ownership of policies of insurance in whole or in part by employees, including Management Stockholders, as it deems reasonable and appropriate.

                  (b) Option to Purchase Policies. If a Management Stockholder transfers all of his Stock during his lifetime pursuant to Sections 4 or 5, or if this Agreement is terminated without being superseded by a similar agreement prior to such Management Stockholder's death, such Management Stockholder, or any designee of such Management Stockholder, shall have the right, during the sixty (60) day period beginning with the date of transfer or termination of this Agreement, to purchase any life insurance policy insuring his life owned by DHS by paying DHS an amount equal to the cash surrender value of such policy (determined after payment of all policy loans incurred to pay premiums due thereunder and interest thereon) as of the date of purchase, plus the unearned portion of any premiums which shall have been paid thereon.

                  9. VOTING BY STOCKHOLDERS.

                  (a) SALE OF STOCKHOLDER'S STOCK. If any vote, consent, determination or other action is required or permitted to be made by the Stockholders and/or by DHS pursuant to the terms of this Agreement in order to authorize and permit DHS to exercise any of its rights hereunder, any Stockholder who would, upon exercise of said rights by DHS, thereby become obligated to sell his Stock, shall cast his vote and otherwise act, (i) as a Stockholder, by voting his stock in the same manner as do the holders of a majority of shares of Stock other than his own, and, (ii) as a director, by voting in the same manner as do a majority of the directors other than himself. A Stockholder who becomes obligated to sell his shares of Stock hereunder shall execute such instruments as may be necessary or appropriate to effect any action required or permitted to be taken by the Stockholders and the directors of DHS pursuant to the terms of this Agreement.

                  (b) CLASS A DIRECTORS. Each of the present and future holders of Class A Common Stock hereby agrees (i) to vote his shares of Stock to elect Stewart Gold, Alan Kimmel, and Scott Rifkin, as three of DHS' Class A Common Stock Directors for as long as their respective Employment Agreements with DHS are in full force and effect, and (ii) if then serving as a Class A Common Stock Director, to offer to resign as a director immediately upon termination of his employment with DHS.

                  (c) ISSUANCE OF ADDITIONAL SHARES OF STOCK. Subject to such rights of the Series A Preferred Stock Directors pursuant to Article IV, Section B.1(c) of the DHS Amended and Restated Articles, to such rights of the Series B Preferred Stock Directors pursuant to Article IV, Section C.1(c) of the DHS Amended and Restated Articles, to such rights of the Series C Preferred Stock Directors pursuant to Article IV, Section D.1(c) of the DHS Amended and Restated Articles, to such rights of the holders of Series A Preferred Stock pursuant to
Article IV, Section B.1(e) of the DHS Amended and Restated Articles, to such rights of the holders of Series B Preferred Stock pursuant to Article IV, Section C.1(e) of the DHS Amended and Restated Articles, and to such rights of the holders of Series C Preferred Stock pursuant to Article IV, Section D.1(e) DHS Amended and Restated Articles, to exercise their respective rights with respect to the matters set forth therein, each Stockholder agrees (i) to vote his or its shares of Stock, (ii) to use commercially reasonable best efforts to cause his or its Affiliates to vote their shares of Stock, and (iii) if serving as a Director of DHS, to vote as a Director, to cause DHS to issue additional shares of stock to the Persons and in the amounts as are necessary:

                           (1) to comply with the provisions of a public offering of DHS Common Stock pursuant to a registration statement filed with the Securities and Exchange Commission;

                           (2) to fund or comply with the provisions of a stock option plan, restricted option plan, employee stock purchase plan, stock bonus plan or other employee stock plan or benefit approved and implemented by the Board for the benefit of officers, directors or employees of DHS, provided that the aggregate numbers of shares issued in respect of all such plans shall not exceed ten percent (10%) of the fully diluted capital stock of DHS calculated as of the time of the issuance and after giving effect thereto;

                           (3) upon conversion of any shares of Convertible Preferred Stock;

                           (4) for the acquisition of another corporation by DHS by merger, purchase of substantially all of the assets of such corporation or other reorganization resulting in the ownership by DHS of not less than fifty percent (50%) of the voting power of such corporation;

                           (5) as a result of a stock split, stock dividend or reclassification of shares of Common Stock distributable on a pro rata basis to all holders of Common Stock, with respect to any shares of Stock which have been repurchased by DHS and are being resold; and/or

                           (6) to permit BMGGP, Inc., as General Partner of the LP, to issue Additional Limited Partner Interests upon acquisition of additional Medical Practices from and after the time that there are sixty-six (66) physicians who hold Limited Partner Interests in the LP (including options to purchase Limited Partner Interests) directly or indirectly through their professional corporations.

                  10. SPECIFIC PERFORMANCE. Because the shares of Stock cannot be readily purchased or sold in the open market, irreparable damage would result in the event this Agreement is not specifically enforced. Therefore, the rights to, or obligations of, any party shall be enforceable in a court by a decree of specific performance, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies, and all other remedies provided for in this Agreement, shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise. Notwithstanding any other provision of this Agreement, including, without limitation, the provisions of this Section 9, holders of Convertible Preferred Stock shall have no obligation to vote for any matter which requires the consent of such Stockholders or of the directors of DHS elected by them under the Amended and Restated Articles of Incorporation of DHS.

                  11. GUARANTEE OF CERTAIN MANAGEMENT STOCKHOLDERS.

                  (a) Pursuant to the terms and conditions of Gold, Rifkin and Kimmel's respective DHS Employment Agreements, such Management Stockholders are each required to secure, or to assist the other officers and employees of DHS in securing, financing for DHS to satisfy DHS' capital requirements as set forth in its financial projections. The parties hereto have entered into the transactions contemplated by the Practice Participation Agreement on the assumption that DHS would receive cash as a result of equity financing in an amount of not less than $5 million on or before February 28, 1998 (the "FINAL MATURITY DATE").

                  (b) If DHS does not receive at least $5 million of cash as a result of equity financing proceeds by the Final Maturity Date, the amount of equity financing proceeds actually received by DHS on or before such date shall be subtracted from $5 million (such positive difference being the "remainder"), and each of Gold, Rifkin and Kimmel shall present to DHS for cancellation, and DHS shall immediately cancel that number of shares of Class A Common Stock held by each such Management Stockholder equal to the product of the number of fully diluted shares of Class A Common Stock held by such Management Stockholder on the Closing Date, times a fraction, (i) the numerator of which shall be such remainder, and (ii) the denominator of which shall be 5 million.

                  (c) Each of the parties hereto acknowledges and agrees that any transfer of shares of Class A Common Stock pursuant to the provisions of this Section 11 shall not be subject to the limitations and restrictions on transfer, and the rights granted to the other Stockholders and DHS with respect to transfers, as otherwise provided in Section 5 hereof.

                  (d) Each of the Management Stockholders and DHS hereby agree that the provisions of this Section 11 shall be deemed to be amendments to each Management Stockholder's respective DHS Employment Agreement, and hereby becomes a part thereof.

                  (e) For purposes of this Section 11, an equity financing shall include any transaction in which Capital Stock of DHS is issued in return for cash.

                  12. SEVERABILITY. It is the express intention of the parties that the agreements contained herein shall have the widest application possible. If any agreement contained herein is found by a court having jurisdiction to be unreasonable in scope or character, the agreement shall not be rendered unenforceable thereby, but the parties shall in good faith negotiate a modification to the agreement that preserves the essence of the agreement of the parties contained herein with retroactive effect to render such agreement reasonable and such agreement shall be enforced as thus modified. If the court having jurisdiction will not review the agreement, then the parties shall mutually agree to a revision having an effect as close as permitted by law to the provision declared unenforceable. The parties further agree that in the event a court having jurisdiction determines, despite the express intent of the parties, that any portion of any covenant or agreement contained herein is not enforceable, the remaining provisions of this Agreement shall nonetheless remain valid and unenforceable.

                  13. ENDORSEMENT OF CERTIFICATE. Upon the execution of this Agreement, each certificate of Stock of DHS now registered in the name of a Stockholder and subject hereto shall be endorsed by the Secretary of Company as follows:

                  "This certificate is transferable only upon compliance with the provisions of a restrictive agreement dated September 4, 1996, by and among Doctors Health System, Inc. and certain of its stockholders, a copy of which is on file in the office of the Secretary of DHS and is available upon request of any stockholder without charge."

All certificates for any shares of Stock hereinafter issued to Stockholders shall bear the same endorsement, and this Agreement shall cover all such stock.

                  14. TERM. Anything contained herein to the contrary notwithstanding, this Agreement shall terminate, and all rights and obligations shall cease, except for rights and obligations under any then extant promissory note pursuant to Section 7 hereof, upon the occurrence of any of the following events:

                  (i) The written agreement of each of the then parties hereto;
    or

                  (ii) The cessation of DHS' business; or

                  (iii) The bankruptcy, liquidation, receivership, or dissolution of, or assignment for the benefit of creditors by, DHS;

                  (iv) Any Change in Control of DHS; or

                  (v) The consummation of any public offering of DHS Capital Stock.

                  15. NOTICES. All notices, offers, acceptances, requests and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed by certified or registered mail to a Stockholder, as may be required, at their addresses on DHS records, and to DHS at DHS's principal place of business. Any party hereto may change his or its address for notice by giving notice thereof in the manner hereinabove provided.

                  16. AMENDMENT. Any term or condition set forth in this Agreement may be amended, modified or altered, and additional terms and conditions may be incorporated into this Agreement only with the express written consent of all of DHS and the Stockholders. All of such amendments, modifications, alterations or additions shall be effective as of the date of such unanimous consent, shall be in writing, and shall be provided to each of the parties hereto.

                  17.MISCELLANEOUS. This Agreement embodies the entire agreement and understanding among the parties hereto with respect to the subject matter hereof. This Agreement shall be binding upon, and inure to the benefit of, and shall be enforceable by, the heirs, successors, assigns, and personal representatives of the parties hereto. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland, without regard to principles of conflicts of law. In case any term of this Agreement shall be held invalid, illegal or unenforceable in whole or in part, neither the validity of the remaining part of such term nor the validity of the remaining terms of this Agreement shall in any way be affected thereby. Each of the parties agrees that he will consent to and approve any amendments of the DHS Amended and Restated Articles or by-laws of DHS which may be necessary or advisable in order to conform any of the provisions of this Agreement or any amendments hereto to the applicable laws of the State of Maryland as now or hereafter enacted. Each Stockholder agrees to vote his shares of Stock in DHS and to execute and deliver such documents as may be necessary in order to implement the provisions of the preceding sentence. Nothing set forth or referred to herein expressed or implied is intended or shall be construed to convey upon or give to any person other than the parties and their successors or permitted assigns, any rights or remedies under or by reasons of this Agreement. Each of the Stockholders agrees that, if DHS is able to enter into any arrangement with a Management Stockholder or another Stockholder, regarding the repurchase of such Management Stockholder's or other Stockholder's capital stock that is manifestly more favorable to DHS than the arrangements set forth herein, to execute and deliver to an amendment to this Stockholders Agreement reflecting such arrangement.

                  18. INTERPRETATION. The parties and their respective legal counsel and accountants actively participated in the negotiation and drafting of this Agreement, and in the event of any ambiguity or mistake herein, or any dispute among the parties with respect to the provisions hereof, no provision in this Agreement shall be construed unfavorable against any of the parties on the ground that it or its counsel was the drafter thereof.

                  19. WILLS. Each Management Stockholder shall promptly execute a will or codicil to his will authorizing and directing his personal representatives to perform all of his obligations under this Agreement, but the failure to execute such a will shall not affect the rights of the remaining Stockholders or the obligations of their personal representatives, heirs, descendants, or estates, as provided in this Agreement.

                  20.CANCELLATION OF PRIOR AGREEMENT. This Agreement supersedes and replaces that certain Stockholders Agreement by and among DHS, the Management Stockholders, the LP, the Series A Investor and the Series B Investor, dated December 1, 1995 (the "OLD STOCKHOLDERS AGREEMENT") in its entirety. The Old Stockholders Agreement is hereby cancelled, rescinded and abrogated.

                  IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as an instrument under seal as of the date first above written.

WITNESS/ATTEST:                            DOCTORS HEALTH SYSTEM, INC.


                                           By
                                              Stewart Gold, President


                                           MANAGEMENT STOCKHOLDERS:



                                          Stewart Gold, individually



                                           Scott M. Rifkin, individually



                                           Alan Kimmel, individually


                                           MEDICAL HOLDINGS LIMITED
                                           PARTNERSHIP

                                           By:  BMGP, Inc., its General Partner


                                           By
                                              Scott M. Rifkin, President


                                           ST. JOSEPH MEDICAL CENTER, INC.


                                           By:
                                               Name:
                                               Title:

                                           MED-LANTIC MANAGEMENT
                                           SERVICES, INC.


                                           By:
                                               Name:
                                               Title:


                                           GENESIS HEALTH VENTURES, INC.


                                           By:
                                               Name:
                                               Title: